AFFILIATED UNDERWRITINGS (RULE 10F-3) FORM

1.	Security Purchased:     UNH 0.85%  10/15/2015

2.	Cusip Number:  91324PBX9

3.	Date of Purchase:   10/17/2012

4.	Broker Name:         JPMorgan
(Cannot purchase directly from PNC
Affiliated Underwriter)

5.	The purchase of the security is determined by a person
who has portfolio management
responsibility for PNC Bank to be a sound acquisition for PNC Bank on the basis of PNC Bank's investment guidelines, which may include the following (i) investment objectives: (ii) tax-exempt targets; (iii) maturity targets; (iv) duration / convexity; (v) diversification; (vi)spread; and any other considerations pertinent to the account:

Yes            X         No                (only for
separately managed accounts subadvised by PNC Capital)

6.	Issuer:  UnitedHealth Group Inc

7.	Name of Affiliated Underwriter (as defined in PNC Funds',
PNC Advantage's, and PNC Capital's procedures) managing or participating in syndicate (attach list of all members of syndicate):
PNC Capital Markets LLC

8.	  Aggregate principal amount
  of purchase:     $2,000,000

9.	Aggregate principal amount
  of offering:     $625,000,000

10.	Purchase price (net of fees and expenses):   99.977

11.	Date offering commenced:   October 17, 2012

12.	Offering price at end of first day on which any sales
were made:   99.977

13.	Commission, spread or profit:

14.	Have the following conditions been satisfied:  Yes  or  No

 a. Does the account's governing
document(s) allow for this    security to
be purchased?
YES

b. The securities are a part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal
Securities or are securities sold in an
Eligible Foreign Offering, or are
securities sold in an Eligible Rule 144A
Offering.
YES

c. The securities were purchased prior to the end of the first full day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.
YES

d. The underwriting was a firm commitment underwriting?
YES

e. The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting similar securities during the same period?
YES

f. In respect of any securities other
than Eligible Municipal Securities, the
issuer of such securities has been in
continuous operation for not less than
three years (including the operations of predecessors).
YES

g. The amount of such securities
purchased by the account(s)  and any
other investment companies advised by PNC
Capital Advisors, LLC did not exceed (i) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the securities being offered, or (ii) if purchased in an Eligible Rule 144A Offering, 25% of the total of (A) the principal amount of the class of securities being offered that were sold by underwriters or members of the selling syndicate to qualified institutional buyers (as defined in Rule
144A(a)(1) under the Securities Act of
1933, as amended), plus (B) the principal amount of the class of securities being offered in any concurrent offering.
YES

h. No Affiliated Underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the purchase?
YES

      Portfolio Manager(s) (Name):
             Mark Lozina  / Rich Mears

               Signature(s):
     Date:     10/17/2012

      Board of Trustees Review Date (PNC Funds & PNC Advantage
Funds):

Account Information (please list accounts below or attach a worksheet with the following information included):

Account   Qty/Par    Market Value
carm0020   600,000   600,000
cn000961   25,000   25,000
cp001275   25,000   25,000
cp004151   25,000   25,000
cp004152   90,000   90,000
cp004190   15,000   15,000
cp004584   25,000   25,000
cp004900   15,000   15,000
cp005005   20,000   20,000
cp007559   65,000   65,000
cp007705   260,000  260,000
cpx00948   65,000   65,000
cpx04402   315,000  315,000
cx000050   210,000  210,000
cx000080   40,000   40,000
cx000273   30,000   30,000
cx000314   65,000   65,000
cx000337   20,000   20,000
cx000345   60,000   60,000
cx000376   30,000   30,000